NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

Dateline:	Fergus Falls, Minnesota
For release:	July 31, 2006	Financial Media
Otter Tail Corporation Announces Second Quarter Earnings; Revises 2006 Earnings Guidance Upward
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the quarter ended June 30, 2006 with the following highlights:
•	Consolidated net income from continuing operations increased to $11.1 million for the second quarter of 2006 compared with $11.0 million for the second quarter of 2005.

•	The corporation recorded a $0.3 million after-tax gain on the sale of its gas marketing operations to Cornerstone Energy, Inc. in the second quarter of 2006.

•	Total consolidated net income for the second quarter of 2006 was $11.4 million compared with $22.3 million for the second quarter of 2005. The second quarter of 2005 included $11.5 million in net after-tax gains from the sale of three businesses.

•	Diluted earnings per share from continuing operations were $0.37 for both the second quarter of 2006 and the second quarter of 2005.

•	Total diluted earnings per share were $0.38 for the second quarter of 2006 compared with $0.76 for the second quarter of 2005, which included $0.39 in net after-tax gains from the sale of three businesses.
Announcements:
•	On July 31, 2006 the Board of Directors declared a quarterly common stock dividend of $0.2875 per share.

•	The corporation is revising its 2006 diluted earnings per share guidance from continuing operations to be in the range of $1.55 to $1.75 from its previously announced range of $1.50 to $1.70. This revision is primarily due to the continued strong earnings performance at the corporation’s plastics segment and the significant improvement in short-term coal supply issues at the corporation’s electric segment.

“We are pleased with our second quarter results, which were driven by exceptional performance in our plastics segment,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “As anticipated, increasing efficiency in the wholesale energy market resulted in lower earnings in the electric segment in comparison to the prior year’s quarterly results. Our food ingredient processing company continues to face challenging industry conditions, stemming primarily from potato availability and cost. However, the continued strong demand for our PVC pipe products and improved results in our other business operations segment underscores the soundness of our diversification strategy. Overall, the second quarter results surpassed our internal expectations and we are increasing our 2006 earnings guidance to a range of $1.55 to $1.75 per share.”
For the six months ended June 30, 2006 net income from continuing operations increased to $26.0 million compared with $22.0 million for the six months ended June 30, 2005. Total consolidated net income, which includes the results of discontinued operations, was $26.4 million for the six months ended June 30, 2006 compared with $32.3 million for the six months ended June 30, 2005. Diluted earnings per share from continuing operations were $0.86 for the six months ended June 30, 2006 compared with $0.74 for the six months ended June 30, 2005. Total diluted earnings per share, which include the results of discontinued operations, were $0.87 for the six months ended June 30, 2006 compared with $1.09 for the six months ended June 30, 2005.
Quarterly Performance Summary
Electric
Net income in the electric segment for the quarter ended June 30, 2006 was $3.5 million compared with net income of $5.6 million for the quarter ended June 30, 2005. The decrease in net income between the periods reflects:
•	A $1.5 million after-tax reduction in earnings from energy trading and wholesale activities.

•	A $0.2 million after-tax earnings decrease from other electric revenues.

•	A $1.3 million after-tax increase in fuel clause adjustment (FCA) revenues primarily related to a true-up of uncollected fuel and purchased power costs for Minnesota customers over the previous 24 months.

•	A $1.1 million after-tax increase in operating expenses.

•	A $0.6 million increase in income tax expense due to a change in estimate in the reversal of deferred taxes.
Retail revenues were $61.8 million for the quarter ended June 30, 2006 compared with $59.5 million for the quarter ended June 30, 2005. The main contributor to the $2.3 million increase in retail revenues was $2.1 million in increased FCA revenues resulting from recognizing $4.2 million of revenue for uncollected fuel and purchased power costs under a FCA true-up mechanism established by order of the Minnesota Public

Utilities Commission. These costs were incurred over the previous 24 months. This amount will be recoverable from Minnesota customers from August 2006 through July 2007. On a go-forward basis the electric utility will be on a yearly true-up mechanism for the cost of energy. This amount was partially offset by a $2.1 million reduction in FCA revenues billed and accrued related to lower costs for purchased power in the second quarter of 2006 compared to the second quarter of 2005. The remaining $0.2 million increase in retail revenues was due to a 2.5% increase in retail kilowatt-hour (kwh) sales between the quarters. Wholesale electric revenues from company-owned generation were $6.4 million for the quarter ended June 30, 2006 compared with $4.3 million for the quarter ended June 30, 2005. The $2.1 million increase in wholesale revenues from company-owned generation resulted from a 39.9% increase in kwh sales combined with a 6.2% increase in the price per kwh sold. Issues related to coal supply shortages at the Big Stone and Hoot Lake plants were improved in the second quarter of 2006, making more generation available for wholesale sales. Net revenue from the resale of purchased power, Midwest Independent Transmission System Operator (MISO) virtual transactions, financial transmission right transactions and net mark-to-market gains on forward energy contracts were $1.5 million for the quarter ended June 30, 2006 compared with $6.1 million for the quarter ended June 30, 2005. Electric revenues from sources other than retail sales and energy trading activities were $3.8 million for the quarter ended June 30, 2006 compared with $4.2 million for the quarter ended June 30, 2005 mainly due to a decrease in transmission service revenues between the periods.
Electric operating and maintenance expenses increased $1.9 million in the second quarter of 2006 compared with the second quarter of 2005 mainly as a result of a $0.8 million increase in contracted services expenses related to a five-week scheduled maintenance outage at Coyote Station, $0.6 million in increased employee benefit costs and a $0.3 million increase in pollution control expenditures mainly for replacement of flue-gas bag filters at Big Stone Plant. The electric segment’s effective tax rate increased to 33.1% in the second quarter of 2006 compared with 27.5% in the second quarter of 2005 as a result of a change in estimate in the reversal of deferred taxes.
Plastics
The plastics segment’s revenues and net income were $52.7 million and $5.0 million, respectively, in the quarter ended June 30, 2006 compared with $36.0 million and $2.4 million in the quarter ended June 30, 2005. The increase in revenues and net income is due to higher prices for PVC pipe and an increase in pounds of PVC pipe sold between the quarters. The price increase reflects the effect of continuing strong demand for PVC pipe.
Manufacturing
The manufacturing segment’s revenues and net income were $81.6 million and $4.2 million, respectively, in the quarter ended June 30, 2006 compared with $67.9 million and $4.5 million in the quarter ended June 30, 2005. At BTD Manufacturing, Inc., revenues decreased $0.4 million while net income increased $0.1 million. The slight decrease was more than offset by reductions in cost per unit sold. DMI Industries, Inc. recorded increases of $12.7 million in revenue of which $3.8 million is from the new Ft. Erie plant. Net income increased slightly between the quarters. Net income was negatively impacted by $0.6 million of start-up costs at the Ft. Erie plant. At T.O. Plastics, Inc., revenues increased $0.8 million while net income decreased $0.2 million as a result of a reduction in gross profit margins due to material and production cost increases and a $0.2 million reduction in gains on the sale of fixed assets. At ShoreMaster, Inc., revenues increased $0.7 million due to higher aluminum costs while net income decreased $0.3 million between the quarters reflecting higher commodity costs not passed through in pricing to customers.
Health Services
The health services segment’s revenues and net income were $32.8 million and $0.5 million, respectively, in the quarter ended June 30, 2006 compared with $31.3 million and $1.2 million in the quarter ended June 30, 2005. Scanning and other related service revenues increased $1.5 million between the quarters. Revenues from sales and servicing of equipment and sales of supplies and accessories were unchanged between the periods. An increase in health services cost of goods sold exceeded the increase in health services revenue by $0.9 million mainly as a result of increases in unit rental costs and sublease costs. Health services general and administrative expenses were also up by $0.3 million mainly due to higher insurance, education and licensing expenses.
Food Ingredient Processing
The food ingredient processing segment recorded revenues of $9.8 million and a net loss of $1.4 million in the quarter ended June 30, 2006 compared with revenues of $8.2 million and net income of $0.2 million in the quarter ended June 30, 2005. The food ingredient processing segment has been primarily impacted by the following items:
•	Raw potato supply shortage from the 2005-2006 potato crops in Idaho and Prince Edward Island which caused production to be curtailed. Pounds of product sold increased 3.9% between the quarters; however, the raw product supply shortage has caused inefficient operations of processing plants.

•	The shortage in potatoes has also led to higher than expected raw product costs and has resulted in a 45.2% increase in the cost per pound of product sold.

•	A $0.5 million write-down of deferred tax assets at the Prince Edward Island operations in the second quarter of 2006 related to the expected expiration of operating loss carryforwards at the end of 2006.
Other Business Operations
Other business operations had a net loss of $0.7 million in the quarter ended June 30, 2006 compared with a net loss of $2.9 million in the quarter ended June 30, 2005. The decrease in net losses between the periods was due to a $1.4 million decrease in self-insurance costs mainly related to health insurance and a $0.7 million improvement in net income at the corporation’s construction companies. Foley Company recorded increases of $3.9 million in revenues and $0.4 million in net income in the second quarter of 2006 compared to the second quarter of 2005 while Midwest Construction Services, Inc. recorded a reduction in net losses of $0.3 million between the quarters.
Discontinued Operations
Discontinued operations includes OTESCO’s gas marketing operations for the three and six month periods ended June 30, 2006 and 2005 and the operations of Midwest Information Systems, Inc. (MIS), St. George Steel Fabrication, Inc. (SGS), and Chassis Liner Corporation for the three and six month periods ended June 30, 2005. The $0.3 million in net income from discontinued operations in the second quarter of 2006 is mainly due to a $0.3 million after-tax gain on the sale of OTESCO’s gas marketing operations. The $11.4 million in net income from discontinued operations in the second quarter of 2005 consists of the sales of MIS, SGS and Chassis Liner.
2006 Outlook
The corporation is revising its guidance upward to be in the range of $1.55 to $1.75 of diluted earnings per share from continuing operations from $1.50 to $1.70. Items contributing to the current earnings guidance for 2006 are as follows:
•	Due to the coal supply issues late in the first quarter and early second quarter of 2006, decreasing margins on wholesale energy sales involving the purchase and sale of electric energy contracts and increasing transmission and wage and benefit costs, the corporation expects earnings in the electric segment in 2006 to be in a range of $26.5 million to $28.0 million.

•	The corporation expects plastics segment earnings for 2006 to be similar to 2005 levels due to the strong performance in the first and second quarters of 2006 and continued high prices for PVC resin.

•	The corporation’s forecasted 2006 net income from the manufacturing segment is in line with initial 2006 expectations. The improving economy, continued enhancements in productivity and capacity utilization, expanded markets, and expansion of production capacity with the opening of a new wind tower production facility in Fort Erie, Ontario, Canada, are expected to result in increased net income in the corporation’s manufacturing segment in 2006.

•	The health services segment is expected to have lower earnings than original 2006 guidance due to the lower than expected results in the first half of 2006.

•	The corporation expects to record a net loss in the range of $1.6 million to $3.4 million from its food ingredient processing business in 2006. This is a reduction from the break-even expectation announced in the corporation’s first quarter earnings release. This change in guidance is due to lower than expected results in the first half of 2006 and the continuing shortage of raw potato supplies, which are expected to continue through most of 2006.

•	The other business operations segment is expected to show improved results over 2005, consistent with the corporation’s expectations at the beginning of 2006, due to an improving economy and an increase in its backlog of construction contracts. An increase in wind energy projects activity is expected to have a positive impact on the corporation’s electrical contracting business.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including the 2006 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Certain MISO-related costs currently included in the FCA in Minnesota retail rates may be excluded from recovery through the FCA and subject to future recovery through rates established in a general rate case.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be reduced as the MISO market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	Wholesale sales of electricity from excess generation could be reduced by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	The Federal Energy Regulatory Commission (FERC) issued an order on April 25, 2006 that could require MISO to make refunds related to real-time revenue sufficiency guarantee charges that were not allocated to day-ahead virtual supply offers in accordance with MISO’s Transmission and Energy Markets Tariff going back to the commencement of the MISO Day 2 market in April 2005. On May 17, 2006 the FERC issued a Notice of Extension of Time permitting MISO to delay compliance with the directives contained in its April 25th Order, including the requirement to refund customers the amounts due, with interest, from April 1, 2005 and the requirement to submit a compliance filing. The Notice stated the order on rehearing would provide the appropriate guidance regarding the timing of compliance filing. The corporation is not yet able to assess what financial impact, if any, this order will have on its operations.

•	The corporation’s electric segment has capitalized $3.3 million in costs related to the planned construction of a second electric generating unit at its Big Stone Plant site as of June 30, 2006. Should approvals of permits not be received on a timely basis, the project could be at risk. If the project is abandoned for permitting or other reasons these capitalized costs and others incurred in future periods would be subject to expense and may not be recoverable.

•	The corporation’s manufacturer of wind towers operates in a market that has been dependent on the Production Tax Credit. This tax credit is currently in place through December 31, 2007. Should this tax credit not be renewed, the revenues and earnings of this business could be reduced.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business. Reductions in PVC resin prices could negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2006 and 2005 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and six months ended June 30, 2006 and 2005
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year to date - June 30,
	2006	2005	2006	2005
Operating revenues by segment:
Electric	$73,518	$74,150	$156,102	$147,633
Plastics	52,685	36,004	90,790	68,159
Manufacturing	81,631	67,858	149,888	123,387
Health services	32,833	31,324	64,909	59,122
Food ingredient processing	9,811	8,234	19,161	17,489
Other business operations	30,379	29,128	58,658	47,976
Intersegment eliminations	(953)	(899)	(1,797)	(1,883)

Total operating revenues	279,904	245,799	537,711	461,883

Operating expenses:
Fuel and purchase power	29,120	30,453	62,662	57,168
Nonelectric cost of goods sold (excludes depreciation; included below)	156,363	129,602	288,757	237,232
Electric operating and maintenance expense	30,600	27,742	56,625	54,333
Nonelectric operating and maintenance expense	29,306	25,628	55,554	48,284
Depreciation and amortization	12,379	11,553	24,603	22,938

Total operating expenses	257,768	224,978	488,201	419,955

Operating income (loss) by segment:
Electric	7,351	9,852	24,011	23,929
Plastics	8,507	4,252	16,254	8,890
Manufacturing	8,775	8,662	13,849	11,205
Health services	1,161	2,247	1,944	3,773
Food ingredient processing	(1,618)	456	(3,190)	1,658
Other business operations	(2,040)	(4,648)	(3,358)	(7,527)

Total operating income — continuing operations	22,136	20,821	49,510	41,928

Interest charges	5,100	4,814	9,544	9,374
Other income	659	210	1,087	401
Income taxes — continuing operations	6,558	5,265	15,061	10,927

Net income (loss) by segment — continuing operations:
Electric	3,533	5,622	12,991	13,375
Plastics	5,023	2,362	9,599	4,999
Manufacturing	4,160	4,507	6,405	5,511
Health services	520	1,190	841	1,972
Food ingredient processing	(1,416)	210	(2,426)	951
Other business operations	(683)	(2,939)	(1,418)	(4,780)

Total net income — continuing operations	11,137	10,952	25,992	22,028

Discontinued operations
(Loss) income from discontinued operations net of taxes of ($41); ($86); $28 and $230 for the respective periods	(79)	(134)	26	337

Net gain on disposition of discontinued operations — net of taxes of $224; $6,820; $224 and $5,769 for the respective periods	336	11,486	336	9,910

Net income from discontinued operations	257	11,352	362	10,247

Total net income	11,394	22,304	26,354	32,275

Preferred stock dividend	184	183	368	367

Balance for common:	$11,210	$22,121	$25,986	$31,908

Average number of common shares outstanding—basic	29,392,963	29,158,140	29,359,474	29,142,118
Average number of common shares outstanding—diluted	29,766,040	29,263,643	29,751,718	29,244,698

Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.37	$0.87	$0.74
Discontinued operations	$0.01	$0.39	$0.01	$0.35

	$0.38	$0.76	$0.88	$1.09

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.37	$0.37	$0.86	$0.74
Discontinued operations	$0.01	$0.39	$0.01	$0.35

	$0.38	$0.76	$0.87	$1.09

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands
(not audited)

	June 30,	December 31,
	2006	2005
Current assets
Cash and cash equivalents	$—	$5,430
Accounts receivable:
Trade—net	136,147	117,796
Other	9,581	11,790
Inventories	106,989	88,677
Deferred income taxes	6,780	6,871
Accrued utility revenues	24,634	22,892
Costs and estimated earnings in excess of billings	41,826	21,542
Other	17,376	16,476
Assets of discontinued operations	600	13,701

Total current assets	343,933	305,175

Investments and other assets	34,825	33,824
Goodwill—net	98,110	98,110
Other intangibles—net	20,636	21,160

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,408	6,520
Regulatory assets and other deferred debits	17,164	19,616

Total deferred debits	23,572	26,136

Plant
Electric plant in service	917,838	910,766
Nonelectric operations	232,267	228,548

Total	1,150,105	1,139,314
Less accumulated depreciation and amortization	473,884	459,438

Plant—net of accumulated depreciation and amortization	676,221	679,876
Construction work in progress	35,804	17,215

Net plant	712,025	697,091

Total	$1,233,101	$1,181,496

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands
(not audited)

	June 30,	December 31,
	2006	2005
Current liabilities
Short-term debt	$59,032	$16,000
Current maturities of long-term debt	3,232	3,340
Accounts payable	106,297	97,239
Accrued salaries and wages	21,122	24,326
Accrued federal and state income taxes	18,143	8,449
Other accrued taxes	8,971	12,518
Other accrued liabilities	13,884	14,124
Liabilities of discontinued operations	242	10,983

Total current liabilities	230,923	186,979

Pensions benefit liability	22,257	23,216
Other postretirement benefits liability	27,901	26,982
Other noncurrent liabilities	17,313	18,683

Deferred credits
Deferred income taxes	113,921	113,737
Deferred investment tax credit	8,754	9,327
Regulatory liabilities	60,560	61,624
Other	1,445	1,500

Total deferred credits	184,680	186,188

Capitalization
Long-term debt, net of current maturities	256,850	258,260
Class B stock options of subsidiary	1,258	1,258

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	147,326	147,006
Premium on common shares	97,109	96,768
Unearned compensation	—	(1,720)
Retained earnings	237,571	228,515
Accumulated other comprehensive loss	(5,587)	(6,139)

Total common equity	476,419	464,430
Total capitalization	750,027	739,448

Total	$1,233,101	$1,181,496